UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported) May 4, 2015

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously disclosed, an unoccupied Boeing 787 Dreamliner aircraft operated by Ethiopian Airlines was damaged by a fire in July 2013 while parked at London Heathrow Airport. We participated in and provided technical assistance in support of an investigation of this incident conducted by UK and US regulatory authorities as well as by the manufacturer of the aircraft, being one of many downstream suppliers to that manufacturer.  While a final report has not been issued by the regulatory authorities, preliminary findings indicate that the fire may have been caused by circumstances related to the plane’s emergency locator transmitter (ELT) manufactured by another company. We continue to provide support and comment as required to the ongoing investigation. On May 4, 2015, we were notified of a lawsuit in which we were named, along with other suppliers to the aircraft manufacturer, concerning that 2013 fire. The suit was filed by Ethiopian Airlines Enterprise in the Commercial Court, Queen’s Bench Division of the High Court of Justice, London. The suit seeks as damages USD 42 million plus other unspecified amounts, including those for loss of use and diminution in value of the aircraft. We maintain liability and products liability insurance through reputable providers, and in accordance with our corporate practices, immediately advised and referred this matter to our insurers. We are working with those insurers and their counsel to respond to and actively defend against this action. A component of the ELT is a battery pack incorporating Ultralife’s industry-standard lithium manganese dioxide non-rechargeable D cell. Ultralife has had this cell in production since 2001, with millions of units produced and widely-used for global defense and commercial applications. This battery product has gone through rigorous safety and qualification testing, including United Nations Transport of Dangerous Goods, Manual of Tests and Criteria, and is authorized for use in aerospace applications under Technical Standard Order C142. At this time, we maintain our belief that there is not a reasonable possibility that this incident will result in a material financial exposure to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRALIFE CORPORATION

May 7, 2015	By:	/s/ Philip A. Fain
Chief Financial Officer and Treasurer